Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-144938
November 15, 2007

November 15, 2007 RBC Capital Markets MLP Conference

2 The statements made by representatives of Eagle Rock during the course of this presentation that are not historical facts are forward-looking statements. Although Eagle Rock believes that the assumptions underlying these statements are reasonable, readers are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Eagle Rock's business prospects and performance, causing actual results to differ from those discussed during this presentation. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in documents filed with the Securities and Exchange Commission. Any forward-looking statements made are subject to all of the risks and uncertainties, many of which are beyond management's control, including risks related to the gathering, processing, and marketing of natural gas and natural gas liquids, or NGLs. These risks include the risks described in documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Eagle Rock's actual results and plans could differ materially from those expressed in any forward-looking statements. The Partnership undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events. Forward Looking Statements

Eagle Rock Energy Disclaimer

Senior Management Representatives Joseph A. Mills Chairman & Chief Executive Officer Alfredo Garcia Sr. Vice President - Corporate Development 4

Organizational Structure 5 NGP & Management Eagle Rock Pipeline, L.P. EROC Production, LLC (Upstream Acquisitions) Eagle Rock Pipeline, L.P. EROC Midstream Energy, L.P. (Laser Acquisitions) Eagle Rock Energy Partners, L.P. 100% G G Eagle Rock Holdings, L.P. 31.5% LP Interest 1.2% GP Interest 1 Eagle Rock Pipeline, L.P. EROC Production, LLC Eagle Rock Pipeline, L.P. EROC Midstream Energy, L.P. Public Unit Holders Public 19.2% LP Interest Restricted Units ( LTIPs ) Restricted Units 0.7% LP Interest 2 Private 47.4% LP Interest 1 Held indirectly through Eagle Rock Energy G&P, LLC and Eagle Rock Energy GP, L.P. 2 Issued to employees under the 2006 Long-Term Incentive Plan (LTIP) Eagle Rock Energy Partners, L.P. EROC Market Capitalization ~ $1.5 Billion As of 11/12/07

6 Eagle Rock Business Strategy Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) is a growth-oriented publicly traded Master Limited Partnership (MLP). "Double Barreled" Strategy Exploit opportunities in the midstream, upstream and minerals segments of the energy business Midstream - Gathering and Processing Business Gathering, compressing, treating, processing, transporting and selling natural gas Fractionating and transporting natural gas liquids Acquisition of midstream assets in high drilling growth areas Construction and organic expansion opportunities in core areas Texas Panhandle, E. Tx / N. LA and S. Tx Upstream Business Acquire and operate mature oil and gas properties shallow PDP declines and low risk infill drilling opportunities Mineral Business Large Fee Mineral Owner in the USA Long life royalty revenues with no maintenance capex requirements

7 Eagle Rock Business Strategy Complementary Business segments Expanded set of acquisition opportunities in both midstream and upstream Opportunistic Depending on market conditions, unique ability to pursue MLP assets in both midstream or upstream sector Ability to acquire integrated midstream and upstream asset packages Ability to leverage skill sets between upstream and midstream assets to look for synergies and competitive knowledge Market Intelligence based on midstream or upstream activities Strong culture and cross pollination of core competencies Unique ability to leverage upstream relationships into midstream opportunities Upstream drilling will generate midstream business and vice versa Capture 3rd party gas for midstream with upstream drilling efforts

II. Company Overview 8

9 Eagle Rock Company Overview Eagle Rock (NASDAQ: EROC) is a diversified, hybrid midstream and upstream Master Limited Partnership ("MLP") portfolio company of Texas-based, energy private-equity firm Natural Gas Partners ("NGP") with: PF Consolidated LTM 6/30/07 EBITDA of $191.2 million Market capitalization of approximately $1.5 billion 1 Total enterprise value of approximately $2.1 billion 2 1 Based on 72.7 million units outstanding as of 11/12/07 (includes common, subordinated, and general partner units and a 11/13/07 closing price of $21.08) 2 Total units outstanding times common unit price as of 10/26/07 plus consolidated debt pro forma for this transaction less cash as of 6/30/07

December 2005 Acquired ONEOK Texas Field Services (Midstream) June 2002 Eagle Rock Energy Inc. is established December 2003 Eagle Rock Holdings formed in connection with Dry Trail Plant Acquisition (Midstream) July 2004 Acquired 20% interest in Camp Ruby Gathering System and 25% interest in Indian Spring Processing Plant from Black Stone Minerals (Midstream) March 2006 Acquired Brookeland Assets (Midstream) May 2007 Acquired Laser (Midstream) 2006 2003 2004 2005 July 2007 Acquired EAC (Upstream: Non-Royalty) July 2007 Acquired Redman (Upstream: Non-Royalty) Eagle Rock Formation History October 2006 Completed IPO where 14.0 million common units were issued to public (33.1% limited partner interest) 10 June 2006 Acquired Midstream Gas Services (Midstream) May 2006 Eagle Rock Energy Partners, L.P. is formed June 2007 Acquired MacLondon (Upstream: Royalty) April 2007 Acquired Montierra (Upstream: Royalty)

Consolidated EROC Operations

Midstream Operations
Midstream G&P:
13 Active Processing Plants
5 Treatment Facilities
~5,000 miles of pipeline
427 MMcf/d throughput [1]

Upstream Operations
Upstream E&P:
Non-Royalty:
20.6 TP MMBoe / 5.8 MBoe/d
Royalty:
3.6 TP MMBoe / 1.2 MBoe/d
Upstream Royalty:
430,000 net mineral acres
Royalties in over 2,500 wells

Panhandle (G&P)
~3,500 miles of pipeline
116,500 compression HP
164 MMcf/d throughput

Redman I & II (E&P)
8.5 MMBoe proved reserves
1.8 MBoe/d net production

Escambia Asset Co. (E&P)
12.1 MMBoe proved reserves
4.0 MBoe/d net production

S.E. Texas / LA (G&P)
~1,300 miles of pipeline
17,645 compression HP
157 MMcf/d throughput [1]

South Texas (G&P)
~170 miles of pipeline
8,100 compression HP
109 MMcf/d throughput



Notes:

- Black circles denote the general location of EROC's gathering and processing regions
- Green denotes counties in which EROC has royalty or mineral interests
- Brown denotes locations of non-royalty upstream assets and operations
- Throughput represents total treatment and processing volumes for August 2007
- Production represents volumes for September 2007

[1]Including only EROC's 25% interest in Indian Springs plant

11

12 Midstream Segment Eagle Rock's Midstream Segment is located in three distinct natural gas producing regions with underlying production from the Anadarko Basin, the Gulf Coast region, and the South Texas Basin, respectively: (1) Texas Panhandle, (2) Southeast Texas and Louisiana, and (3) South Texas EROC's natural gas gathering systems represent approximately 5,000 miles of natural gas pipelines with 2,900 well connections and 427 MMcf/d of throughput capacity Throughput represents total treatment and processing volumes for August 2007 1 Including EROC's 25% interest in Indian Springs plant South Texas (G&P) ~170 miles of pipeline 8,100 compression HP 109 MMcf/d throughput S.E. Texas / LA (G&P) ~1,300 miles of pipeline 17,645 compression HP 157 MMcf/d throughput 1 Panhandle (G&P) ~3,500 miles of pipeline 116,500 compression HP 164 MMcf/d throughput

13 13 Midstream Asset Base Eagle Rock has a strong geographic footprint in high growth drilling areas of Texas and Louisiana

14 14 The Company's midstream operations are located in three distinct natural gas producing regions: (1) Texas Panhandle; (2) Southeast Texas and Louisiana; and (3) South Texas with underlying production from the Anadarko Basin, the Gulf Coast Region, and the South Texas Basin, respectively Eagle Rock gathers and processes natural gas pursuant to fee-based arrangements, percent-of- proceeds arrangements, fixed recovery arrangements, and keep-whole arrangements Existing Midstream Asset Base

15 Eagle Rock Upstream Formation Acquired April 30, 2007 and June 18, 2007 respectively, contributed $15.0 million to PF Consolidated LTM 6/30/07 EBITDA Over 5.6 million gross mineral acres (430,000 net mineral acres) Interests in over 2,500 wells across 17 states Net proved producing reserves of: 5.7 Bcf of natural gas 2.7 million barrels of crude oil Montierra & MacLondon Acquisitions Redman Acquisition EAC Acquisition Acquired July 31, 2007, contributed $56.6 million to PF Consolidated LTM 6/30/07 EBITDA and consists of upstream and midstream assets 31 operated productive wells Net production of 4.0 MBoe/d Proved reserves of 12.1 MMBoe (93% PDP) 2 treatment facilities (100 MMcf/d of capacity), 1 natural gas processing plant (40 MMcf/d), and related gathering systems Acquired July 31, 2007, contributed $24.4 million to PF Consolidated LTM 6/30/07 EBITDA 45 operated and 78 non-operated productive wells Net production of 1.8 MBoe/d Combined proved reserves of 8.5 MMBoe (80% PDP)

16 Green denotes counties in which EROC has royalty or mineral interests Brown denotes locations of non-royalty upstream assets and operations Upstream Asset Base LA Basin Brea Olinda Field, et. al. 2007P Royalty EBITDA Contribution: 27% Escambia Asset Co. 12.1 MMBoe proved reserves 4.0 MBoe/d net production Redman I & II 8.5 MMBoe proved reserves 1.8 MBoe/d net production Permian / Upper Gulf Coast / Mid Continent Numerous Fields 2007P Royalty EBITDA Contribution: 70% San Juan CBM NE Blanco, et. al. 2007P Royalty EBITDA Contribution: 3% Upstream E&P: Non-Royalty: 20.6 TP MMBoe / 5.8 MBoe/d Royalty: 3.6 TP MMBoe / 1.2 MBoe/d Upstream Royalty: 430,000 net mineral acres Royalties in over 2,500 wells

17 Eagle Rock Upstream Overview Through strategic acquisitions in 2007, EROC created the Company's Upstream Segment, adding 24.2 MMBoe of total proved reserves with an R/P = 10.9 years, producing 7.1 MBOE/d and $96.0 million to PF Consolidated LTM 6/30/07 EBITDA Eagle Rock engages only in development drilling and owns 157 gross productive wells The Company also owns fee mineral, royalty, and overriding royalty interests in over 2,500 productive wells, including 430,000 net mineral acres in 17 states

Eagle Rock Energy We have been busy... Since May 1, 2007, the Partnership has acquired $682 MM of assets 1 Midstream Company Laser Midstream $136 MM 8.8 x EBITDA 2 Mineral Companies Montierra Minerals $128 MM MacLondon Energy $ 18 MM 8.5 x EBITDA 3 E&P Companies Redman Energy Holdings I&II $180 MM Escambia Asset Company $220 MM 4.9 x EBITDA TOTAL ASSETS ACQUIRED AT 5.8x EBITDA 18

19 Integrated MLP - Competitive Strengths Increased diversification Expanded set of acquisition opportunities in both the midstream and upstream sectors Unique ability to pursue integrated midstream and upstream asset packages Access to significant drop-down opportunities of upstream NGP portfolio companies on a negotiated basis Ability to pursue opportunities to acquire MLP upstream or midstream asset packages at potentially lower valuations, depending on market conditions Ability to reap the arbitrage benefits of an MLP in the upstream segment Ability to leverage upstream and royalty opportunities and relationships into midstream opportunities Royalty assets require little corporate overhead and no capital expenditures and allow Management to focus efforts on operations and organic growth projects

20 Operational Improvements EAC: Big Escambia Creek Area Located in Escambia County, Alabama with combined proved reserves of 12.1 MMBoe (93% PDP) and a PDP R/P of 9.2 years contributing approximately $56.6 million to PF LTM 6/30/07 EBITDA The EAC acquisition contained additional upside in the form of Midstream assets consisting of: Big Escambia Creek Treating Facility Big Escambia Creek Gas Plant Flomaton / Fanny Church ("FFC") Treating Facility

Big Escambia Creek Processing Facility Escambia County, Alabama 21

IV. Financial Overview 22

Operating Income ($MM) 23

Operating Income ($MM) 24

25 Midstream Operations Volumes

26 Upstream Operations Volumes

27 Pro Forma Analysis Eagle Rock generated PF LTM 6/30/07 Adjusted EBITDA and Consolidated EBITDA of $110.2 and $191.2 million, respectively Adjusted EBITDA defined as Consolidated EBITDA less EBITDA attributable to the Borrowing Base properties and related hedges

28 Hedging Analysis A summary of EROC's projected upstream crude oil hedge positions are summarized below: Production volume is "Proved" production and comes from EROC's reserve report Hedged volumes exclude put options

29 Hedging Analysis - cont'd A summary of EROC's projected upstream natural gas production and hedge positions are summarized below: Production volume is "Proved" production and comes from EROC's reserve report Hedged volumes exclude put options Natural gas production has been reduced by midstream short position

30 Hedging Analysis - cont'd A summary of EROC's projected NGL production and hedge positions are summarized below: Note: Does not include incremental volumes from acquisitions

Eagle Rock Peer Group Distribution Yields Source: Bloomberg and FactSet as of November 2, 2007 31

Eagle Rock Current Areas of Focus Continued focus on improving EROC base business performance Plant and operations integrity Commercial optimization Organic growth execution Executing on consolidated risk management strategy Proactive acquisition growth Evaluating midstream and upstream acquisition opportunities Executing on next wave of organic growth opportunities Red Deer and Arrington Expansions Preparing to commence drilling program in S. Texas Lower debt financing costs 32

Eagle Rock Energy Partners, L.P. NASDAQ: EROC